Exhibit 2
FOR IMMEDIATE RELEASE
October 2, 2006
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding an Additional Business Alliance with ShinGinko Tokyo, Limited
     NIS GROUP CO., LTD. (the “Company”) hereby announces that it has entered into an additional business alliance agreement with ShinGinko Tokyo, Limited. (“ShinGinko Tokyo”) with respect to the treatment of card loans for Small and Medium-sized Enterprises (SMEs) and business owners.
1. Purpose for Business Alliance
     The Company and “ShinGinko Tokyo” developed, in December 2005, a corporate relationship in the field of finance for start-up SMEs and business owners, and are meeting customer needs which have never been adequately served by existing financial institutions.
     We think that this additional business alliance will enable us to meet the financial needs of SMEs and business owners more speedily, by providing card loans in the form of overdraft.
     The Company will continue trying to contribute to the development of the regional economy, as a “Vision Support Company” which works toward business success together with customers and business partners.
2. Outline of Business Alliance
     The Company will guarantee 100% of “Warashibe Loans” provided by ShinGinko Tokyo as described below.

(1)	Product Name:	Warashibe Loan (pet name)
(2)	Form of Contract:	Overdraft
(3)	Loan Amount:	1 million yen to 5 million yen
(4)	Purpose of Loan:	For Business
(5)	Security, etc.:	Unsecured, guaranteed by the representative
(6)	Commencement:	October 16, 2006 (Monday)
3. Outline of ShinGinko Tokyo, Limited.

Name:	ShinGinko Tokyo, Limited
Main Business:	Banking
Establishment:	April 1, 2004
Representative:	Yasumasa Nishi
Headquarter:	Ote Center Building, Otemachi 1-chome 1-3, Chiyoda-ku, Tokyo.
Capital:	60,693 million yen (as of June 30, 2006)
Relationship:	Non in capital and human relation
4. Schedule of Business Alliance

October 2, 2006:	Master agreement of guarantee concluded

5. Future Projections
     The effect on performance for the current period is expected to be minor, and there is no change in our financial forecast.
     These materials contain forward-Looking statements about our industry, our business, our plans, and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct.
     Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	the effect of weak domestic economic conditions, including changes in corporate and personal bankruptcy and unemployment rates in Japan;
•	competition by entry of major financial institutions and IT companies in the business owners and consumer loan industries;
•	misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries generally or us specifically;
•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with Japan or U.S. law, including restrictions on interest rates, to regulations for the money lending business;
•	the growing variety of legal means with which debtors can seek protection from creditors;
•	uncertain liquidity of Japan’s capital markets and availability of funding from lenders on favorable terms and potential changes to government policy, including Japan’s monetary policy;
•	the reliability of our information or technological systems and networks.
•	the influence of our chairman and his family over important decisions;
•	the failure to generate the results we desire by changes in the mix of our assets portfolio;
•	fluctuation in market environments regarding our investments;
•	our ability to pursue and maintain profitable joint ventures and strategic alliances;
•	the effect of fluctuations in the value of real estate held and potential changes to tax legislation and amendments to regulations concerning real estate-related businesses; and
•	increasing competition in the loan servicing market in which Nissin Servicer Co., Ltd., a consolidated subsidiary, operates.